Exhibit (a)(1)(I)

ORBOTECH LTD.

Form of Reminder e-mail

Dear Grantee,

If you are thinking about participating in the one-time option exchange program offered by Orbotech Ltd. but have not yet done so and remain undecided, there is still time. Please remember that participation in this one-time option exchange program is strictly voluntary. Neither Orbotech nor the Board of Directors of the Company is making any recommendation as to whether or not you should participate. Participation carries risks and there is no guarantee that you will ultimately receive greater value from the New Options if you elect to participate in the Exchange Offer than from your Eligible Options if you do not elect to participate. As a result, you must make your own decision regarding your participation.

The Exchange Offer commenced on November 4, 2010 and will expire at 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended). If you wish to participate in the option exchange program, you must notify me, before 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended), in the manner described in the formal ‘Offer to Exchange’ document, dated November 4, 2010, and other materials in the Tender Offer Statement on Schedule TO filed by the Company with the United States Securities and Exchange Commission (collectively, the “Tender Offer Documents”), which can be accessed at www.sec.gov.

If you do not complete, sign and submit the Notice of Election by 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended), you will be treated as having chosen not to participate in the Exchange Offer and your Eligible Options will remain outstanding on their pre-existing terms and conditions.

This notice does not constitute the Offer to Exchange. You should read the Tender Offer Statement on Schedule TO and exhibits, including the Offer to Exchange, dated November 4, 2010, that Orbotech Ltd. has filed with the United States Securities and Exchange Commission (the “SEC”) because they contain important information about the option exchange program. You can access these documents at the SEC’s website at www.sec.gov. Neither Orbotech Ltd. nor our Board of Directors is making any recommendation as to whether or not you should participate in the option exchange program. You must make your own decision as to whether or not to participate; and the Company strongly recommends that you consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise.

Regards

Michael Havin, Advocate

Corporate Secretary,

Orbotech Ltd.

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